SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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                   International Business Machines Corporation
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                (Name of Registrant as Specified In Its Charter)


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                                     Page 1

                                                          March 23, 1999

[Name]
[Address]

                  Re: IBM's New Equity Plan

Dear [Name]:

Enclosed is a copy of IBM's 1999 Proxy Statement and 1998 Annual Report we are mailing today to our stockholders. As you will note, we are seeking stockholder approval of a number of management proposals this year, including a new equity plan. The purpose of this letter is to highlight the importance to IBM of this new plan, and to ask for your support.

The new plan, called the 1999 Long -Term Performance Plan (at Appendix B of the Proxy Statement), will authorize 6.5% of IBM's outstanding shares (approximately 59 million shares) for use as options, restricted stock and other equity awards. This plan is an integral part of IBM's efforts to attract and retain top talent.

IBM has found that its use of equity falls behind the usage by others in the information technology industry, and as a result we have embarked on an effort to expand the use of stock options, particularly among non-executive employees with critical skills. (Attached is a short overview of the facts and justification behind our proposal to expand the use of equity in our compensation programs.)

Your support of this new equity plan is critical to the success of IBM's efforts.

I understand the demands on your time during this season, and appreciate your reviewing these materials. Please do not hesitate to call me at 914-499-4825 with any questions or comments you may have.

                                        Sincerely,


                                        D. E. O'Donnell

                       IBM 1999 Long Term Performance Plan

o IBM's use of equity falls behind the level of usage at other leading information technology (IT) companies against which IBM competes for critical talent


             Average Equity Usage as a Percent of Outstanding Shares

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                         '95             '96              '97             '98
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IBM                      1.1             1.4              1.8*            2.2
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40 IT Competitors        5.1             4.6              5.7              NA
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10 IT Competitors
with Market Cap >
$10B                     3.1             3.0              3.2              NA
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                                              * Excluding CEO grant of 2M shares


             Participation as a Percent of Total Employee Population

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                        Information Technology
                         Comparator Companies                     IBM
                         '95             '97              '95             '97
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75th Percentile           17%             59%             2.1%            5.1%
Median                     8%             21%         (actual)        (actual)
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o     IBM is expanding the use of stock options among non-executive employees

                         '94          '95         '96          '97        '98
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IBM Employees            300        1,000       1,700        3,500     13,000
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o     IBM's total dilution "overhang" is in-line with the levels at other IT companies

      o IBM is requesting 6.5% of its outstanding shares for its new 1999 Long-Term Performance Plan.

      o With the new plan, total dilution overhang from equity plans and outstanding awards will be 17.5%.

      o In 1997, industry average rates of total dilution were approximately 18.8%.

      o For a comparison group of IT companies with market capitalization in excess of $10B, the average was 18.2%.

o     In 1998, IBM continued to deliver outstanding stockholder value

      o     Market capitalization grew $69 billion.
      o     Revenues grew to a record $81.7 billion.
      o     Share price rose 76%.